Pricing Supplement dated January 30, 1997                       Rule 424(b)(3)
(To Prospectus dated January 30, 1996 and                    File No. 33-65423
Prospectus Supplement dated January 30, 1996)


                      NATIONWIDE HEALTH PROPERTIES, INC.

                    Medium-Term Note, Series B - Fixed Rate
_______________________________________________________________________________

Face Amount: $5,000,000                     Trade Date: January 29, 1997
Issue Price: 100%                           Original Issue Date:February 3, 1997
Interest Rate: 7.39%                        Net Proceeds to Issuer: $4,968,750
Interest Payment Dates:April 1, October 1   Agent's Commission: .625%
Regular Record Dates:March 17, September 16 Name of Agent: Goldman, Sachs & Co.
Stated Maturity Date: February 5, 2007      Agent acting in the capacity
Denominations (if other than                indicated below:
$1000 and integral multiples                        [X]   As Agent
thereof):    _______________                        [ ]   As Principal


_____________________________________________________________________________

Day Count Convention:
      [X]   30/360 for the period from February 3, 1997   to February 5, 2007
      [ ]   Actual/360 for the period from                to
      [ ]   Actual/Actual for the period from             to
      [ ]   Other (see attached)                          to


Redemption:
      [X]   The Notes cannot be redeemed prior to the Stated Maturity Date.
      [ ]   The Notes may be redeemed prior to Stated Maturity Date.
            Initial Redemption Date:
            Initial Redemption Percentage:     %
            Annual Redemption Percentage Reduction:      % until Redemption
               Percentage is 100% of the Principal Amount.


Repayment:
      [X]   The Notes cannot be repaid prior to the Stated Maturity Date.
      [ ]   The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
            Optional Repayment Date(s):
            Repayment Price:      %


Original Issue Discount:      [ ]  Yes    [X]  No
      Total Amount of OID:
      Yield to Maturity:
      Initial Accrual Period:


Form: [X]   Book-entry        [ ]   Certificated
                    _______________________________________

    GOLDMAN, SACHS & CO.                               MERRILL LYNCH & CO.